Exhibit 10.20

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of this 15 day of August, 2019 (the “Effective Date”), by and among Flewpon Inc., a Delaware corporation (the “Company”), Marc Sellouk (“Sellouk”), Avner Nebel (“Nebel”) and Jan Nerud (“Nerud” and collectively with Sellouk and Nebel, the “Stockholders”).

RECITALS

WHEREAS, on and as of the Effective Date, the Stockholders are the owners of all of the issued and outstanding shares of capital stock of the Company and specifically two million seven hundred thousand (2,700,000) shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”);

WHEREAS, the Stockholders and the Company are parties to a Shareholder Agreement of Flewpon Inc., dated as of January 29, 2019 (the “Shareholder Agreement”), which among other things, provides for the management of the Company; and

WHEREAS, the Stockholders and the Company have agreed to terminate the Shareholder Agreement, as of the Effective Date, and to enter into this Agreement in lieu thereof, in order to provide for the future voting of shares of the Company’s capital stock, by the Stockholders, as set forth below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders and the Company hereby agree to be bound by this Agreement, and each of the parties hereto further agrees as follows:

1. VOTING.

l.l	Board of Directors.

(a) Director Elections. Each of the Stockholders shall vote any and all shares of the Company’s capital stock held by such Stockholder, from time to time, over which such Stockholder has control including, without limitation, shares of Common Stock (the “Stockholder Shares”), and shall take all other necessary or desirable actions within such Stockholder’s control, including, without limitation, calling meetings, attending and voting at meetings, executing a proxy to vote at any meeting, or executing written consents, to cause the election to the Company’s board of directors (the “Board”) of each of the Stockholders for as long as such Stockholder owns any shares of the Company’s capital stock. Without limiting the generality of the foregoing, but subject to the limitations set forth above, each Stockholder agrees to take such action as may be necessary to nominate each Stockholder for election by the stockholders of the Company as a director, and to cause the Board to recommend that the stockholders of the Company vote in favor of such election.

(b) Removal; Resignation, Vacancy. [in no event will a Stockholder seek the removal of any Stockholder from the Board.] Any Stockholder may resign as a director upon providing written notice of his resignation to the Company and the other directors. Upon the removal or resignation of a director, the resulting vacancy shall be filled as provided under the provisions of the Company’s Bylaws.

1.2 Covenants of the Company. The Company agrees to use all reasonable efforts to ensure that the rights granted under this Agreement are effective and that the parties to this Agreement enjoy the benefits of such rights. Such actions include, without limitation, the use of the Company’s reasonable efforts to assist in the nomination and election of the Stockholders as provided above. The Company shall not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed under this Agreement by the Company, but shall at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate, or reasonably requested by the Stockholders in order to protect the rights of the parties under this Agreement against impairment.

2. TERMINATION.

2.1 Events of Termination. This Agreement shall continue in full force and effect until the later of the date that (i) all of the Stockholders agree to terminate this Agreement, (ii) any shares of the Company’s capital stock are registered under the Securities Act of 1934, as amended, or otherwise publicly traded on any securities market or (iii) no more than one (1) of the Stockholders continues to serve as a director of the Company.

3. MISCELLANEOUS.

3.1 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.2 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to principles of conflict of laws.

3.3 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and each of the Stockholders. Any amendment or waiver so effected shall be binding upon the Company, each of the other parties hereto and any assignee or successor of any such party whether or not any such party, successor or assignee entered into or approved such amendment.

3.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties and the business agreement represented by such invalidated term, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

3.6 Additional Shares. In the event that subsequent to the Effective Date any shares or other securities are issued on, or in exchange for, any of the Stockholder Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Stockholder Shares for purposes of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement. Facsimile copies hereof may be executed as counterpart originals.

3.8 No Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if received during normal business hours of the recipient; if not, then on the next business day, or (c) one business day after deposit with an internationally recognized overnight courier, specifying next day delivery, with verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.10 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

Addresses:
COMPANY:

FLEWPON INC.			1100 New Highway
Farmingdale, NY 11735
By:	/s/ Marc Sellouk		Attention: Marc Sellouk
	Name:	Marc Sellouk	Email: msellouk@flewber.com
	Title:	Chief Executive Officer

STOCKHOLDERS:

/s/ Marc Sellouk			111 Captains Road
MARC SELLOUK			North Woodmere, NY 11581
Email: msellouk@flewber.com

/s/ Avner Nebel			175 West 95th Street, #24B
AVNER NEBEL			New York, NY 10025
Email: avi@nebel.nyc

/s/ Jan Nerud			11 Woodfield Lane
JAN NERUD			Old Brookville, NY 11545
Email: